Exhibit 1.3

                                 AMENDMENT #2 TO
                             RESCISSION/DISTRIBUTION
                             BROKER/DEALER AGREEMENT


    THE RESCISSION/DISTRIBUTION BROKER/DEALER AGREEMENT (the "Agreement") made and entered into as of the 31st day of March 2000 and amended the 3rd day of May, 2000, by and between Mountain States Capital, Inc., an Arizona corporation (the "Company"), and Heritage West Securities, Inc., an Arizona corporation (the "Broker/Dealer"), is hereby further amended this 31st day of October, 2000. The Agreement is hereby amended as follows:

    SECTION #4 (d) OF THE AGREEMENT IS AMENDED TO READ:

     (d) In addition to the expenses described in Section 4(c) and the commissions described in Section 4(e) with respect to the New Notes, the Company shall pay the Broker/Dealer a fee for services rendered that are specific to the Company's Rescission Offer. The fee shall be equal to the greater of $25,000 or One and One-Half Percent (1 1/2%) of the total amount of principal and accrued but unpaid interest of the Outstanding Notes applied toward the purchase of New Notes by Rescission Offerees who have accepted the Rescission Offer. Upon execution of this Agreement, the sum of $12,500 shall be paid to the Broker/Dealer for Rescission Offer services to be performed.

     The remainder of the Broker/Dealer's Rescission Offer fee shall be paid as follows:

          (i) $10,000 within thirty (30) days of this Agreement; and

          (ii) The balance will be paid to the Broker/Dealer upon conclusion of the Rescission Offer (at such time as the percentage of the total amount of the face value of the rescinded Notes can be calculated).

     SECTION #4 (e) OF THE AGREEMENT IS AMENDED TO READ:

     (e) The Broker/Dealer's fee for all New Notes issued pursuant to the Registration Statement shall be as follows:

          (i) Three Percent (3%) of the face amount of all New Note subscriptions where the offeree: (a) is not a current or past New Note holder;
(b) is identified by the Broker-Dealer; and (c) does not have an existing relationship with, or was not identified by, the Company.

          (ii)  Three   Percent  (3%)  of  the  face  amount  of  all  New  Note
subscriptions where the offeree is a current or past New Note holder, but is not, and has not ever been, identified by the Company or a Rescission Offeree.

          (iii) No fee on all New Notes subscriptions where the offeree is a Rescission Offeree who is applying his or her Outstanding Note balance toward the purchase of the New Notes.

          (iv) One and One Half Percent (1 1/2%) of the face amount of all New Note subscriptions that are issued pursuant to the Registration Statement and do not fall into one of the three categories described in subparagraphs 4(e)(i),
(ii) or (iii) above.

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     If the Company and the Broker/Dealer agree that other broker-dealers are to be utilized in the further distribution of the New Notes, then supplemental fees will be negotiated amongst the parties on a case by case basis. Inclusion of additional broker-dealers is not contemplated at this time.

     - All fees under this Section 4(e) shall be payable in twelve equal monthly installments paid monthly in arrears, beginning thirty days after the date of the Company's receipt of subscription proceeds for the New Notes. In the event any New Notes are prepaid or retired prior to their maturity, the Company will be obligated to compensate the Broker/Dealer only for fees accrued through the date the New Notes are prepaid or retired.

     SECTION #10 OF THE AGREEMENT IS AMENDED TO READ:

     10. Independent Bank to Oversee Separate Escrow Account.

     (a) In overseeing the Rescission Offer and distribution of the New Notes, the Broker/Dealer will be acting in the capacity of a "$5,000 broker-dealer" as that term is defined by the SEC's net capital rules. Accordingly, all funds initially received by the Broker/Dealer pursuant to the Company's Registration Statement will be promptly deposited or wired to the "Separate Escrow Account" maintained by Wells Fargo Bank, National Association. The Broker/Dealer shall cause all checks issued or wires sent by New Note investors to be made payable to Wells Fargo Bank - Escrow Account FBO Mountain States Capital, Inc.

     (b) If the sum of the canceled Old Notes (as that term is defined in the Registration Statement) and New Note Investor funds on deposit in the Separate Escrow Account total $2,200,000 at any time prior to the termination of the Separate Escrow Account Agreement dated August 22, 2000 and amended on October 30, 2000, then Well Fargo Bank shall release the Separate Escrow Account"funds to the Company. If the minimum amount of canceled Old Notes and New Note investor funds in the Separate Escrow Account has not met or exceeded the $2,200,000 prior to the "Minimum Amount Date", Wells Fargo Bank shall within a reasonable time following the "Termination Date" refund to each of the New Note investors all sums paid pursuant to their New Note subscription agreements. For the purposes of this Agreement, the terms Separate Escrow Account, Minimum Amount Date and Termination Date will have the meaning ascribed to them in the Separate Escrow Account Agreement.

     The Agreement is not otherwise amended except as expressly set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be executed the day and year set forth above.

         MOUNTAIN STATES CAPITAL, INC.



         By: /s/ Chad Collins
            -------------------------------
            Chad Collins, President


         HERITAGE WEST SECURITIES, INC.



         By: /s/ Paul F. Arutt
            -------------------------------
            Paul F. Arutt, President

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